Exhibit 14.1

®

J. B. HUNT TRANSPORT SERVICES, INC.

CODE OF ETHICAL AND PROFESSIONAL STANDARDS

FOR DIRECTORS, OFFICERS AND EMPLOYEES

ADOPTED JANUARY 26, 2006

REVISED FEBRUARY 1, 2016

CODE OF ETHICAL AND PROFESSIONAL STANDARDS

Adopted: Jan. 26, 2006; Revised Feb. 1, 2016

As a J.B. Hunt employee, you are among the absolute best in the business, and you exemplify J.B. Hunt’s pledge to deliver impeccable service and value to our customers. This Code applies to each and every J.B. Hunt officer, director, and employee, your interactions and relationships with our vendors, contractors and suppliers, and in some cases, even your family members. To make this Code work, we must all hold ourselves and each other accountable for our words and actions. Retaliation for reporting suspected violations or cooperating with an investigation of violation of the Code will not be tolerated.

This Code is designed to establish the high standards of business conduct and those policies supporting our culture of integrity, honesty and accountability. Specifically, this Code is intended to raise awareness of ethical risk, provide guidance on recognizing and dealing with ethical issues and provide ways to report unethical conduct. Nothing in this Code alters the at-will employment relationship of employees with J.B. Hunt, nor in any way forms an employment contract.

Any waiver of this Code will be approved in accordance with the rules and regulations of the Securities and Exchange Commission (SEC) and the Nasdaq composite and disclosed as required by applicable law.

Being part of the J.B. Hunt family means we all carry a responsibility to the company, to each other and to the community we work in to represent the company’s values and standards.

I.	Your responsibility to J.B. Hunt

A.	Avoid conflicts of interest

You should always strive to work for the company, not against it, by putting all your time, attention and talent into your position here. Shifting your focus from the company’s best interest to your own personal gain clouds your judgment and hinders your ability to make good business decisions.

A conflict of interest occurs when you or a family member improperly benefits as a result of your connection to the company. Conflicts of interest can take many forms, but here are some examples of the most common situations where a conflict of interest should be avoided and reported if you suspect or know of them happening around you.

1.     Selling and solicitations

Your work environment should be free of distractions that can keep you from doing your best. Solicitors and salespeople are no exception – even when they are your own co-workers. Avoid selling goods or services to people you work with and posting personal signs or distributing fliers in your office building. Help foster productivity and focus. If you work in the Northwest Arkansas region, use the Classifieds (from myJBHunt.com) to post your items, goods and services for sale.

2.     Investing in a competitor, supplier, vendor or contractor

Investing in a competitor, supplier, vendor or contractor poses a conflict of interest since you would indirectly benefit from J.B. Hunt’s loss. You can, however, keep a minimal ownership of stock or securities of a publicly traded corporation, either in an individual account or in a mutual fund investment.

3.     Moonlighting

Having outside employment on top of your job at J.B. Hunt can negatively impact your performance in many ways and may even do more harm than good. Moonlighters often become distracted or unproductive and may wrongfully use company resources to perform secondary jobs. But there are other risks, too – some that can result in legal wrangles or regulatory problems with federal and state agencies such as the U.S. Department of Transportation (DOT).

For example, J.B. Hunt drivers must avoid working for another carrier either while actively driving for us or on a leave of absence. On top of the obvious conflict of interest in that inside information could slip between both employers, a driver’s Hours of Service cannot be accurately logged if driving for two or more carriers at the same time.

4.     Working for a competitor

Leaving your position at J.B. Hunt to work for a competitor is usually a problem, since you would take with you our trade secrets, inside information and knowledge of how we do things here that sets us apart from everyone else. You may accept a job offer from a company that directly competes with J.B. Hunt if we determine that your work will not conflict with our interests. An established amount of time may also need to pass before you take that job.

For example, before the Director at a J.B. Hunt sales branch could take a similar position at a competing company, he had to wait for a year to pass between the time he left the company and the time he started the new position.

5.     Supervising or hiring a family member to your team

Connections, networking and family – almost everyone has drawn on at least one of these sources when job hunting. But the issue is really one of fairness. As a general rule, you should avoid all forms of favoritism. Don’t put yourself in a position where you have to supervise the work of an immediate family member or influence their decisions. Any immediate family member may be hired to join the J.B. Hunt team as long as another department does the hiring, your family member is the most suitable choice and there is no appearance of favoritism. In this Code, “family” includes any relatives by birth or marriage.

6.     Having a close, disruptive relationship with a co-worker

Whether the relationship is romantic in nature or just a strong friendship, fraternization in the workplace oftentimes ends with negative consequences. Misunderstandings, accusations and weakened team morale can result when you overstep the boundaries at work. Supervisors are especially discouraged from pursuing romantic or intimate relationships with employees they supervise.

7.     Using company property for personal gain

Company assets are things such as work vehicles, office equipment and technology such as your laptop or phone that you have access to because of your position. These things should be used for legitimate business purposes, not for personal gain.

For example, it would be a conflict of interest if you used your work computer to perform online day-trading or sold the printer from your office and pocketed the money.

B.	Maintain confidentiality

Every single one of our employees has a responsibility to protect our private information so it cannot be used by competitors, customers or suppliers to harm the company or our people. Your job is to protect our competitive advantage and safeguard our shareholders' interests. So keep J.B. Hunt’s business information confidential. This applies to all employees no matter position or title.

We are expected to safeguard all sensitive information, especially trade secrets and employee records.

1.     Trade secrets

J.B. Hunt has invested in the development of customers, services and technology to make us a leader in the transportation industry. Likewise, we have cultivated information that has given us a competitive edge. We call these advantages our trade secrets. You must keep all trade secrets confidential and secure. We also have a responsibility to respect the trade secrets of others. J.B. Hunt will not tolerate the violation of confidentiality or secrecy agreements or the improper acquisition of protected information.

2.     Accident, personnel and medical records

We strictly comply with the Health Insurance Portability and Accountability Act (HIPAA) and with any other laws related to the confidentiality of our employees’ records. You may access those records only if you are authorized to and have a work-related reason to see this sensitive information. All matters related to these records are confidential and should be kept secured. Help protect your co-workers when that information is in your hands.

C.	Deal fairly

Our reputation is everything. And it’s upheld by each and every one of us. That means every single encounter you have with customers, vendors, suppliers, contractors, competitors and co-workers should exemplify fair dealing. No one should attempt to take unfair advantage of another through fraud, illegal activity or any other unethical practice.

1.     Gifts, gratuities and entertainment

Gifts and entertainment can help build relationships, but they must never influence decisions, nor should they ever be considered part of "doing business." Even the appearance of having our decisions improperly influenced by gifts or money is unacceptable.

Receiving gifts from customers, vendors, contractors and suppliers can damage our reputation as a company and make it harder for customers to trust us and the services we offer. It is never acceptable to solicit gifts or gratuities on behalf of J.B. Hunt for the personal benefit of an employee, family member or friend.

If you receive money or a gift, whether it arrives at your office, home or other location, it should be sent to the office of the CFO if its value is more than $25.

Entertainment should be viewed in the same way as gifts. An occasional meal with a vendor, supplier, contractor or customer at their expense is permissible if there is a valid business purpose for the gathering. The expense cannot be intended to influence business decisions affecting the vendor, supplier, contractor or customer.

Gifts, gratuities and entertainment can take many forms. Here is an example of how you would be expected to handle vendor, supplier, contractor or customer entertainment: at a work-related conference in New York City, two corporate employees are offered tickets to attend a Major League Baseball game with a J.B. Hunt vendor. Before accepting, they asked their senior vice president for approval. Then, the employees notified the HR Solution Center to log the event and their attendance.

2.     Questionable payments

It should go without saying that you should always keep accurate books and records pertaining to J.B. Hunt’s assets and funds. All receipts and disbursements of company funds are to be fully and accurately recorded and described. Do not take part in any improper payments to government officials, bribes or kickbacks or payments meant to influence business decisions. If it seems questionable, it probably is.

3.     Financial strength and integrity

Always ensure that your integrity is above question, both within and outside the company. If you are in a position that has access to company records or that supervises personnel, assets or cash flow, you must keep a pristine legal and employment record.

Maintaining accurate business records is crucial to J.B. Hunt’s investors and the company’s decision-making processes across the board. If you are in a position to do so, see that J.B. Hunt’s books, records and accounts are kept according to generally accepted accounting principles and standards established by applicable laws, regulations and J.B. Hunt’s accounting and internal control procedures.

Handle with care: business records, expense accounts, vouchers, bills, payroll documents, service records and reports to government agencies.

4.     Insider trading

As a J.B. Hunt employee, officer, director, or anyone considered an insider by the board of directors, you may be exposed to material information or situations where you learn key details on the company’s plans, successes or failures. Until released to the public, this material information should be kept private. Keep confidential anything that might affect a person’s decision to buy, sell or hold a company’s securities or affect the price of a security. Inside information, either about J.B. Hunt or another company that has entrusted J.B. Hunt with its proprietary information, must not be used for personal gain.

In short, you are not allowed to participate in or direct others to participate in any business or investment opportunities that you are privy to because of your position with the company.

One example of illegal insider trading: an employee learns from a friend who is a J.B. Hunt salesman that a big contract is about to close. This contract could have a significant positive impact on the price of J.B. Hunt stock. Based on this information, the employee calls her stockbroker and purchases 100 shares of the company’s stock. The employee has just violated not only the company policy, but federal securities laws as well.

D.	Protect J.B. Hunt’s assets

Make sure no one is stealing or misusing J.B. Hunt property and remain cost-conscious and alert to opportunities to improve performance while reducing costs.

Some examples of company assets include:

●	Company cars, tractors and trailers
●	Office space, toll cards and security badges
●	Office equipment such as copy machines, fax machines and computer equipment
●	Customer lists, supplier lists, payment terms and contracts
●	Telephones, phone records, telephone cards, onboard computers, email and Internet access*
●	Company logos, patents and copyrights

*	You should never use your work Internet to access offensive and/or sexually explicit material.

II.	Your responsibility to your co-workers and yourself

By treating ourselves and each other respectfully and ethically at all times, we can tap into the unique talents, skills and perspectives within every one of us.

A.	Honor our differences

J.B. Hunt isn’t merely a company – it’s a community. And like any other community, we all have our differences and similarities. J.B. Hunt will not discriminate based on any characteristic protected by federal or applicable state law. We expect our business partners to do the same. Also, as a government contractor, we take very seriously our affirmative action obligations under Executive Order 11246 and expect all employment actions to be free of discrimination of any kind.

B.	Treat each other with respect

Harassment of J.B. Hunt employees, sexual or otherwise, is taken very seriously and not tolerated from anyone – supervisors, co-workers, managers, vendors, clients or customers. It’s your job to discourage and report anything that could be remotely considered harassment. We investigate all complaints on equal grounds and keep all reports confidential. We reserve the right to take disciplinary action for behavior that interferes with anyone’s ability to perform their job. Retaliation against the reporter is strictly forbidden.

C.	Create a safe workplace

J.B. Hunt is proud of its culture of safety. You owe it to yourself and everyone who works around you to create and maintain a safe work environment. Part of that means remaining drug and alcohol free at work. If you suspect someone is under the influence while on the clock, report it immediately before someone gets hurt or worse. In the same vein, you have a responsibility to report any employee who has been arrested for a felony or has exhibited unsafe behavior. Your report is always confidential and anonymous.

D.	Put your best foot forward

You are a J.B. Hunt representative. As such, you are expected and should want to present yourself and the company in a professional manner. You should respect yourself and your company by dressing and acting the part.

III.	Your responsibility to your community

J.B. Hunt strives to be a valued and trusted partner everywhere we operate by upholding laws and behaving ethically in everything we do. Here’s how to do your part:

A.	Comply with laws, rules and regulations

1.     DOT regulations

As a transportation company, J.B. Hunt is subject to DOT regulations. Officers and employees must be able to manage the success of the business operation while maintaining compliance with DOT and other state and federal requirements. It’s important that officers and employees know and understand the most current regulations and company policies and make every effort to ensure compliance.

2.     Antitrust laws, competition and international business

The United States adopted antitrust laws to protect free enterprise by ensuring vigorous competition. These laws prohibit activities that restrain trade. J.B. Hunt is committed to doing its part to preserve free enterprise by requiring that all of its employees from the top down obey all applicable antitrust laws. Also, for any international business opportunities, we are committed to full compliance with the Foreign Corrupt Practices Act and the requirements of the Office of Foreign Asset Control.

3.     Other federal, state and local laws

J.B. Hunt is committed to compliance with all other applicable laws including, but not limited to, the Department of Labor (DOL) laws such as The Family and Medical Leave Act and The Fair Labor Standards Act, Occupational Safety and Health Administration (OSHA) laws and others that protect our employees’ rights.

B.	Political contributions and activities

You have the right to engage in the political process by making personal contributions or by volunteering your personal time to the candidates or organizations of your choice. But you must never involve or name J.B. Hunt in that process. A United States law prohibits corporate funds from being used to support political activity at the federal level both inside and outside of this country, and some states have adopted similar legislation. You must never use your position to coerce political contributions from others to support a political candidate, political party or political action committee.

IV.	Reporting unethical behavior or circumstances

A.	When you should raise a flag

Use this Code and its related policies as your guide. If you are still unsure of whether you need to report a situation, ask yourself these questions:

Does it feel like the right thing to do?
Does my action comply with the law and J.B. Hunt policy?
Would I feel comfortable if others knew about it?
Would I want to read about it in tomorrow’s news?

If it’s hard to say “yes” to any of these questions, you should report the issue. Remember that we all have a responsibility to uphold our Code.

B.	How to report

Here’s what to do if something happens or is about to happen that you believe goes against this Code or just doesn’t feel right:

Call the HR Solution Center at 800-777-4968.

Call the Fraud Hotline at 800-582-4724.

Both the HR Solution Center and the Fraud Hotline are equipped to handle any situation. You don’t have to tell them your name. In fact, your identity will be stringently protected unless you tell them otherwise.

Read our Internal Fraud and External Theft Monitoring, Reporting and Investigation Policy to learn more. Additionally, read our Whistleblower Policy if there is concern regarding Accounting Violations (as defined in the policy).

C.	What happens next?

If you report a suspected wrongdoing in good faith, you will be protected from retaliation or discipline for reporting it. If you self-report a violation, that action will be taken into consideration.

Depending on the severity of each case, the Human Resource Compliance Department and/or the General Counsel* will review the report and determine whether a violation of the Code has occurred and whether disciplinary action should be taken.

*The General Counsel: Douglas Buford, Mitchell, Williams, Selig, Gates & Woodyard PLLC, 425 West Capitol, Suite 1800, Little Rock, AR 72201, 501-688-8800.

Final thought: your role in the scroll!

Take a look at J.B. Hunt’s logo. You see that scroll? It represents the contract we have made to deliver the absolute best service to our customers and beyond. It’s a symbol of trust, integrity and the utmost ethical behavior. It is up to each of us to keep this promise. As you go to work each day, remember – you are the scroll.